SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (date of earliest event reported): July 6, 2001



                            FORESTINDUSTRY.COM, INC.
             (Exact name of Registrant as specified in its charter)



           Delaware                       0-26673                98-0207081
 (State or other jurisdiction      (Commission File No.)      (IRS Employer
      of incorporation)                                      Identification No.)


                         Suite 10 - 2480 Ken worth Road
                            Nanaimo, British Columbia
                                 Canada V9T 3Y3
          (Address of principal executive offices, including Zip Code)


       Registrant's telephone number, including area code: (250) 758-0665

                          Suite 11 - 2480 Kenworth Road
                            Nanaimo, British Columbia
                                 Canada V9T 3Y3
          (Former name or former address if changed since last report)

Item 1. Changes in Control of Registrant

     On July 6, 2001, the Company, Teaco Properties, the Company's largest shareholder, Joe Perraton, the Company's president, Sean Curran and Joe Nemeth entered into a stock purchase agreement. Under the terms of the stock purchase agreement, Teaco Properties sold 300,000 shares (900,000 shares in the aggregate) of the Company's common stock that it owned to each Messrs. Perraton, Curran, and Nemeth. Marc White and Dave McNaught are the beneficial owners of Teaco Properties Ltd. Prior to the transaction, Teaco Properties owned 1,000,000 shares in the aggregate. As a result of this transaction Teaco Properties currently owns 100,000 shares, and Messrs. Perraton, Curran and Nemeth each currently own 300,000 shares, which represents approximately 19.2% of the outstanding shares.

     For the purchase of the shares, Messrs. Perraton, Curran and Nemeth paid Teaco Properties the sum of $10. Further, as a condition of the sale, Mr. Curran undertook that he would use his best efforts to obtain third party financing for the Company in an amount not less than US $250,000, and that the Company would settle outstanding debt in the amount of Cdn $155,710 with a third party creditor through the issuance of Company shares.

     As an inducement to the sale, the Company granted each to Messrs. White and McNaught warrants to purchase 110,000 shares (220,000 shares in the aggregate) of common stock. The warrants are exercisable for a period of two years beginning June 25, 2001. The exercise price will be calculated by obtaining the twenty (20) day average Market Price (hereinafter defined) of the shares of common stock preceding a date determined by the Board of Directors. Market Price shall be the closing price of the shares of common stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing price in the over-the-counter market if other than NASDAQ. In no event will the exercise price be below $0.20 per share. The Board of Directors will determine the date for which the exercise price will be determined within 90 days of the date of grant.

     Finally, in connection with the stock purchase agreement, Messrs. Curran and Nemeth were appointed to the Company's Board of Directors. Mr. Perraton continues to serve as president and a director of the Company.

Item 7. Financial Statements.

(c)  Exhibits

    10.12   Stock Agreement

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date:   July 12, 2001                         FORESTINDUSTRY.COM, INC.

                                              By:   /s/ Joe Perraton
                                                   Joe Perraton, President